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Exhibit 10.15

IC Capital, LLC

INVESTOR RELATIONS CONSULTING AGREEMENT

    THIS AGREEMENT ("Agreement") is between IC Capital, LLC ("ICC") and Zeros & Ones, Inc. ("ZROS"), located at 1714 16th Street, Santa Monica, CA 90404. The date of this Agreement is July 23, 2000 ("Effective Date").

    WHEREAS, ICC is engaged in the business of providing investor relation services to publicly traded companies.

    WHEREAS, ZROS is a corporation that shares of common stock publicly traded on the OTC Bulletin Board exchange under the symbol "ZROS."

    WHEREAS, ZROS desires to retain ICC to provide investor relations services to ZROS upon the terms and condition set forth herein.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

    1.  Consulting Services.  In consideration of the cash payments and the common stock outlined below, ICC shall provide ZROS with investor relations consulting services. Such services shall include representing ZROS with respect to corporate identity, education and public relations. See Schedule A.

    2.  Consideration.

      (a) Upon execution of this agreement, ZROS shall pay ICC the sum of $5000.00. ZROS shall pay ICC an additional $5000.00 on the 10th day of each month hereafter for as long as ZROS continues to utilizes ICC's services pursuant to this Agreement.

      (b) In addition to the cash consideration set forth above, ZROS shall immediately issue ICC 40,000 restricted shares of common stock. The full 40,000 shares shall be deemed earned by ICC upon issuance.

      Notwithstanding the foregoing, ICC agrees to place 24,000 of the 40,000 shares in an escrow account mutually acceptable to both parties. The escrowed shares shall be released to ICC ratably over the twelve (12) month period commencing on the date hereof. In the event that the Agreement is terminated prior to twelve months from the date hereof, the Escrow Agent shall return the unreleased shares to ZROS, unless the termination is effected less than 30 days following written notice from ZROS in accordance with Section 8. If the termination is not effected in accordance with Section 8 of this Agreement, the Escrow Agent shall release an additional 2000 shares to ICC prior to returning the unreleased shares to ZROS.

      (c) The term of this contract shall be twelve months.

    3.  Reimbursement of Expenses.  ICC shall incur certain expenses in connection with the consulting services rendered hereunder, including, but not limited to printing, web page set up and maintenance, facsimile, mail and courier, office, telephone, travel and entertainment. All expenses incurred by ICC on behalf of ZROS shall be borne by ZROS after it has authorized such expenses in writing. No written authorization from ZROS shall be necessary prior to incurring such telephone expenses, with the exception that should an extraordinary telephone expense occur, ZROS shall pre-authorize the expenditure. To the extent that ICC pays any of such expenses directly, ZROS shall, within five (5) business days, reimburse ICC for such expenses upon submission of appropriate substantiation. Invoices not paid in the appropriate amount of time will be charged an 8% late fee. Interest will be accrued at 10% per annum.

    4.  Registration Rights.  In the event that any class of ZROS stock is registered, except on Forms S-8 and S-4, all shares issued to ICC shall be registered in that registration statement. The filing of the registration statement shall have no bearing on the Vesting Period requirements hereunder for the Warrants.

    5.  Indemnification.  Each party to this Agreement shall indemnify and hold harmless the other from and against any and all obligations, liabilities, damages, costs, and expenses, including reasonable attorneys' fees, which either may incur in connection with or attributable to any litigation that may arise as a result of either party representing and acting on behalf of the other pursuant to this Agreement, except to the extent that either party is found to be grossly negligent or having committed an act of intentional misconduct.

    6.  Applicable Law; Venue.  This agreement shall be governed by and under the laws of the State of Maryland, USA, without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.

      (b) Any dispute arising under or in any way related to this agreement shall be first submitted to mediation in the State of Maryland in accordance with the rules of the American Arbitration Association.

      (c) If suit is brought following completion of mediation or an attorney must be paid by any party to this Agreement to enforce the terms of this Agreement, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy.

    7.  Severability.  If any provision of this Agreement is held invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

    8.  Termination, Modification, or Waiver.  This Agreement cannot be terminated or canceled except as expressly provided. This Agreement may be terminated by either party upon thirty (30) days prior notice and payment for all services rendered through the date of termination. All stock common stock shares earned and vested by ICC may not be canceled. No amendment, alteration, or change to this Agreement shall be effective unless in writing and signed by ICC and ZROS. Failure to exercise any remedy that ICC may have or any other acquiescence in the default of ZROS shall not constitute a waiver of any obligations of ZROS.

    9.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns.

    10.  Counterparts.  For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed to be an original instrument.

    11.  Authority.  All provisions, terms and conditions of this Agreement will be duly consented to, ratified, approved, and adopted by the Board of Directors of ZROS, and appropriate authority has been delegated to the undersigned officer of ZROS to execute this Agreement.

    12.  Paragraph Headings.  The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

    13.  Gender and Number.  Where the context so requires, the masculine gender shall be construed to include the feminine and/or neuter and vice versa, and the singular shall be construed to include the plural and the plural the singular.

    14.  Future Acts.  The parties agree to execute and deliver such documents and perform any acts which are or may become necessary to effectuate and carry out the purposes of this Agreement.

    15.  Integration.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes and terminates all prior agreements, arrangements and policies between the parties with respect to the subject matter hereof.

    16.  Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be furnished either by personal delivery, overnight mail or by certified mail, return receipt requested, to the principal office address of the party to whom such notice is being sent.

Official Addresses: IC Capital, LLC
15245 Shady Grove Road
Suite 400
Rockville, Maryland 20850

Zeros & Ones, Inc.
1714 16th Street
Santa Monica, CA 90404

    17.  Copyrights.  In support of its efforts under this agreement, ICC intends to enter into a separate contract with IC Services Corporation, to produce the corporate identity material. Corporate identity material includes media products such as corporate logos, investor fact sheet art work and layouts, and other digital images and designs. Any such material which is produced by IC Services Corporation as a result of this agreement is considered copyrighted material. It is understood by the parties to this agreement that the copyright for these materials shall remain the property of IC Services Corporation until the end of this agreement or conditions set forth in paragraph 8. So as long the agreement is in effect, ZROS shall have the right to use any copyrighted materials produced by IC Services Corporation for no charge.

    Upon the termination of this agreement and conditional upon ZROS making full payment for all services rendered by ICC and IC Services Corporation, ZROS shall become the exclusive owner without payment of all copyrighted material.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement this 23rd day of July, 2000.

ZEROS & ONES, INC.
By:	/s/ ROBERT J. HOLTZ Robert J. Holtz President & CEO
IC CAPITAL, LLC
By:	/s/ MARK H. ELENOWITZ Mark H. Elenowitz Managing Partner

Schedule A
Services to be Provided

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Daily Phone Interaction with Investors—all incoming and outgoing IR calls.

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Mail all due diligence kits to investors.

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Create, disseminate and follow up all press releases. Post to the Internet.

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Conduct road shows with interested investors, money managers, brokers and analysts.

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Profile on ICC web site including Corporate Profile, archived press releases, and SEC filings.

•
Create Full, Attractive Due Diligence Kit.

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Work to Gain Analyst, Media, and Newsletter Recommendations.

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Work to Create Market Support and Additional Market Makers.

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Work to Generate Greater Exposure.

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  Exhibit 10.15
INVESTOR RELATIONS CONSULTING AGREEMENT